Exhibit 3.11

[FORM OF]

CERTIFICATE OF MERGER

OF

FREIGHTCAR AMERICA, INC.

INTO

FCA ACQUISITION CORP.

In accordance with Sections 253 and 103 of the General Corporation Law of the State of Delaware (the “DGCL”), FCA Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That the name and state of incorporation of each of the constituent corporations of the merger is as follows:

NAME	STATE OF INCORPORATION
FCA Acquisition Corp.	Delaware
FreightCar America, Inc.	Delaware

SECOND: That an Agreement and Plan of Merger, dated as of                          , 2005, between the Corporation and FreightCar America, Inc., a Delaware corporation and parent of the Corporation (the “Merger Agreement”), has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 253 of the DGCL.

THIRD: That the Corporation is the surviving corporation of the merger, and the name of the surviving corporation of the merger is FreightCar America, Inc.

FOURTH: That the Certificate of Incorporation of the Corporation, as in effect immediately prior to the effective time of the merger, shall be the Certificate of Incorporation of the surviving corporation.

FIFTH: That the executed Merger Agreement is on file at an office of the surviving corporation, the address of which is Two North Riverside Plaza, Suite 1250, Chicago, Illinois 60606.

SIXTH: That a copy of the Merger Agreement will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

SEVENTH: That this Certificate of Merger shall be effective on the date of its delivery to the Secretary of State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Merger to be signed by its duly authorized representative on this      day of                     , 2005.

FCA ACQUISITION CORP.

By:
Name:
Title: